Exhibit 99.1


          NGP Capital Resources Company Announces Portfolio Investment


     HOUSTON--(BUSINESS WIRE)--Jan. 23, 2006--NGP Capital Resources Company (Nasdaq:NGPC):

     Update on Investment Activity

     NGP Capital Resources Company (Nasdaq:NGPC) today announced that it has closed a $16.9 million Senior Secured Credit Facility (the "Facility") with Piceance Basin Properties, LLC (the "Company"), a Houston, Texas-based developer of Rocky Mountain region oil and gas properties. Initial availability under the Facility is $16.9 million.
     The Facility is structured as a five year multiple-advance term loan and has an effective annual coupon of 12%. The Facility is secured by substantially all of the Company's properties in the Piceance Basin. Additionally, as partial consideration for providing the Facility, NGPC made a $0.1 million equity commitment and received a warrant position in the Company.
     Proceeds of the Facility will be used by the Company to develop oil and gas assets located primarily in the state of Colorado. The initial funding under the Facility totaled approximately $3 million.
     Including this investment, NGPC has investments in 7 portfolio companies, with current commitments available for funding of approximately $115 million, with approximately $98 million currently outstanding.

     About NGP Capital Resources Company

     NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio will be principally in energy related private companies. From time to time, the Company may also invest in public companies that are not thinly traded. The Company expects to invest primarily in senior secured and mezzanine loans in furtherance of its business plan and may receive equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $3.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.
     This press release contains forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.
     We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
     Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company will be available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.


     CONTACT: NGP Capital Resources Company, Houston
              Steve Gardner, 713-752-0062
              investor_relations@ngpcrc.com